Exhibit 10.1

SHARE SALE AND PURCHASE AGREEMENT

SFO Enterprises pty ltd atf sfo enterprises trust

acn 603 266 333

first names (singapore) pte ltd

org no.: 614 781 154

shaffier pty ltd

acn 607 485 692

(collectively, the “VENDORS”)

ANVIA (AUSTRALIA) PTY LTD

ACN 605 782 849

(“PURCHASER”)

In connection with the sale of:

WORKSTAR TECHNOLOGIES PTY LTD

ACN 619 588 840

(THE HOLDING COMPANY)

And its wholly owned subsidiary:

WORKSTAR TECH (AUST) PTY LTD

ACN 619 867 613

(“THE COMPANY”)

DATE	2018

Parties

SFO ENTERPRISES PTY LTD ATF SFO ENTERPRISES TRUST ACN 603 266 333 of Level 5, 570 St Kilda Road, Melbourne, Victoria, Australia, 3004

FIRST NAMES (SINGAPORE) PTE LTD ORG NO.: 614 781 154 of 14 Robinson Road, #09-01a Far East, Finance Building 048545, Singapore

SHAFFIER PTY LTD ACN 607 485 692 of 67 Rose St, Fitzroy, Victoria, Australia, 3065

(collectively, the Vendors)

ANVIA (AUSTRALIA) PTY LTD ACN 605 782 849 of 295 Old Cleveland Road, Coorparoo QLD 4151 (“the Purchaser”)

RECITALS

1.	The Vendor is the legal and beneficial owner of the Shares in the Holding Company.

2.	The Vendor has agreed to sell and the Purchaser has agreed to buy the Shares for the Purchase Price and upon the terms set out hereunder.

3.	The Parties have agreed to change the officeholder arrangements of the Holding Company and the Company.

4.	The Vendor and the Purchaser has consented to and agreed to be bound by the terms of this Agreement.

5.	Each party acknowledges that prior to signing this Agreement they have received or have had the opportunity to seek independent legal advice that the provisions of this Agreement are fair and reasonable.

THE PARTIES AGREE:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement:

Assets means all of the assets of the Holding Company and the Company including but not limited to Goodwill, Intellectual Property, Business Records, Electronic Addresses, Plant and Equipment and Stock of the Business, as recorded in pre-sale documents.

Authorised Persons means, in relation to a party:

(a)	the directors, secretary and any other person appointed to act as an authorised officer of that party;

(b)	the employees of that party;

(c)	the legal, financial and other advisers of that party; and

(d)	the respective officers and employees of those legal, financial and other advisers.

Business means the business of a content developer and training organization carried on by the Holding Company and the Company, and any other business carried on by the Holding Company and the Company.

Business Name means Workstar Tech (Aust) Pty Ltd.

Business Records means all financial statements, financial records, customer lists, student lists, supplier lists, details of customers, students and suppliers (including pricing policies and terms of payment), books, records and documents relating to the Business, Assets and the Premises.

Business Day means a day that is not a Saturday, Sunday or public holiday in Brisbane, Queensland, Sydney, NSW or Melbourne, Victoria.

Claim means a claim, action, proceeding, judgment or demand made or brought by or against a person, however arising and whether present, unascertained, future or contingent.

Company means the company described in item 2 of schedule 1.

Company’s Turnover means any company income derived from the Business.

Completion means completion of the sale and purchase of the Shares under this Agreement.

Completion Date means 31 December 2019 or earlier by mutual agreement.

Confidential Information means the following information, regardless of form:

(a)	information relating to the Disclosing Party or to the Disclosing Party’s business, including financial statements, projections, forecasts, accounts, prospects, strategies, business processes and system functionality, business operations, assets, liabilities, customers, client lists, personnel, suppliers, contracts, products and stock and sales information trade secrets, know how, ideas, Intellectual Property, prospective customers or marketing and including discussions relating to that information;

(b)	information created, based on or derived from any information falling within any other paragraph of this definition, including reports, analysis, adaptations and improvements; and

(c)	the existence and terms of this agreement, including the subject matter of this agreement and any discussions or negotiations regarding this agreement,

but does not include information that:

(d)	at the time of disclosure by or on behalf of the Disclosing Party to the Receiving Party, was in the lawful possession of the Receiving Party, including without any breach of any obligation of confidentiality;

(e)	is in the public domain as at the date of this agreement or subsequently enters the public domain, otherwise than as a breach of clause 8 or any other obligation of confidentiality; or

(f)	is or was legally and properly obtained by the Receiving Party from any other source where that other source is not or was not then subject to any obligation of confidentiality.

Default of the Purchaser means the occurrence of one of the following events:

(a)	any warranties or representations set forth herein by the Purchaser to be untrue in any material respect when made prior or at Completion; or

(b)	Purchaser’s failure to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement.

Default of the Vendor means the occurrence of one of the following events:

(a)	any warranties or representations set forth herein by the Vendor or the Company to be untrue in any material respect when made prior or at Completion; or

(b)	Company or Vendor’s failure to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement.

Deposit means 5% of the Purchase Price (including the lease Guarantee), which has been paid to the Deposit Holder.

Disclosing Party means, in respect of the Confidential Information of the Vendor or the Company, the Vendor and Existing Director and Secretary, and, in respect of the Confidential Information of the Purchaser, the Purchaser and the New Director.

Electronic Addresses means ending with “workstar.com.au”. and any related email addresses.

Employees means employees engaged by the Holding Company or the Company in the conduct of the Business.

Employee Remuneration means:

●	wages, salary, commission and bonuses in respect of any Employee;

●	annual leave (including leave loading), long service leave (whether those entitlements are immediately payable to the employee or not) in respect of any Employee;

●	the Company’s contributions to superannuation in respect of any Employee;

●	payments by the Company on death, disability or retirement of any Employee; and

●	any fringe benefit (within the meaning of the Fringe Benefits Tax Assessment Act 1986) in respect of any Employee.

Encumbrance includes:

(a)	a security interest (as defined in the PPSA);

(b)	any other right, interest or arrangement that secures, or which has the effect of securing, the payment of money or the performance of a debt, obligation or liability or which has the effect of giving a person a preferential interest or priority, including a mortgage, debenture, charge, lien, pledge, bill of sale, hypothecation, title retention arrangement, lease, hire purchase, trust, assignment or deposit by way of security, however described;

(c)	any right, interest, power or arrangement which has the effect of providing a person with a priority, preference or advantage over another person, including arising from any option, equity, preferential interest, adverse interest or third party claim or right of any kind;

(d)	a right that a person (other than the owner) has to remove something from an asset (known as profit á prendre), or to use or occupy the asset, including a lease or licence or a caveat, easement or restrictive or positive covenant affecting an asset, and any third party right or interest in any right arising as a consequence of the enforcement of a judgement, including a garnishee order or a writ of execution; and

(e)	any agreement to give, create, grant or register any of the above or allow any of the above to exist without regard to the form of the transaction or agreement.

Goodwill means:

(a)	the goodwill of the Business; and

(b)	the exclusive right of the Purchaser to represent to carry on the Business as the Vendor’s successor.

GST has the meaning given to it by the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Holding Company means the company described in item 1 of schedule 1.

Insolvency Event means:

(a)	in relation to a body corporate, a liquidation or winding up, the appointment of a controller, administrator, receiver, manager or similar insolvency administrator to a party or any substantial part of its assets or the entering into a scheme or arrangement with creditors or the occurrence of any event that has a substantially similar effect to any of the preceding events;

(b)	in relation to an individual, becoming bankrupt or entering into a scheme or arrangement with creditors or the occurrence of any event that has a substantially similar effect to any of the preceding events; or

(c)	in relation to a trust, the making of an application or order in any court for accounts to be taken in respect of the trust or for any property of the trust to be brought into court or administered by the court under its control or the occurrence of any event that has a substantially similar effect to any of the preceding events.

Intellectual Property means:

(a)	all trade names, trademarks, business names used by the Vendor to conduct the Business including the Business Name;
(b)	copyright in the Business Records;
(c)	Softwares, Content Library, Authoring tools;
(d)	List of clients and agreements
(e)	social media accounts including but not limited to the Facebook account operated by the Seller in promoting the Business;
(f)	all items listed in clause 27; and
(g)	all licenses, consents and authorities from third parties in respect of any of the above.

Liability includes any liability, loss, cost (including all legal costs and expenses on a full indemnity basis), Claim, expense, damage, charge, penalty, outgoing or payment, however arising and whether present, unascertained, future or contingent, except as expressly covered under separate sections of this agreement in relation to student advance payments, and agent commissions.

Plant and Equipment means the plant, equipment, fixtures, fittings, furniture, furnishings and computer software used by the Vendor to conduct the Business or otherwise specified in this Agreement.

PPSA means the Personal Property Securities Act 2009 (Cth).

PPSR means the Personal Property Securities Register established under the PPSA.

Premises means the premises leased by the Company and from which the Business operates being, Level 1, 235 Commonwealth Street, Surrey Hills, NSW, 2010.

Premises Leases means the leases of the Premises, copies of which have been provided to the Purchaser by the Vendor.

Purchase Price means $300,000.00 (inc. GST).

Purchaser Warranties means each of the representations and warranties given by the Purchaser referred to in clause 7 and set out in schedule 3.

Receiving Party means, in respect of the Confidential Information of the Vendor or the Company, the Purchaser and, in respect of the Confidential Information of the Purchaser, the Vendor.

Records means:

(a)	receipts and other evidence of all sales and purchases made for the business;

(b)	tax invoices, wage and salary records;

(c)	all documents relating to GST;

(d)	records of the purchase, sale and other costs of any business assets; and

(e)	all records relating to tax returns, activity statements, fringe benefits tax returns, and contributions to employee super.

Shares means Shares of the Holding Company described in item 1 of schedule 1.

Stock means all advertising material, trading stock, stationery, consumables and packaging for use in the Business and on hand at Completion, but which are not damaged or obsolete.

Tax means any tax, levy, excise, duty, charge, surcharge, contribution, withholding tax, impost or withholding tax obligation of whatever nature, whether direct or indirect, by whatever method collected or recovered.

Vendor Warranties means each of the representations and warranties given by the Vendor referred to in clause 6 and set out in schedule 2.

1.2	Interpretation

In this agreement, headings are inserted for convenience only and do not affect the interpretation of this agreement and unless the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other gender;

(c)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	the meaning of general words is not limited by specific examples introduced by ‘includes’, ‘including’, ‘for example’, ‘such as’ or similar expressions;

(e)	a reference to a document or instrument, including this agreement, includes all of its clauses, paragraphs, recitals, parts, schedules and annexures and includes the document or instrument as amended, varied, novated, supplemented or replaced from time to time;

(f)	a reference to a party is to a party to this agreement and includes the party’s successors and permitted transferees and assigns and if party is an individual, includes executors and personal legal representatives;

(g)	a reference to a person includes an individual, a partnership, a corporation or other corporate body, a joint venture, a firm, a trustee, a trust, an association (whether incorporated or not), a government and a government authority or agency;

(h)	no provision of this agreement will be construed to the disadvantage of a party merely because that party was responsible for the preparation of the agreement or the inclusion of the provision in the agreement;

(i)	unless otherwise stated, a reference to a statute, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(j)	all monetary amounts are in Australian dollars, unless otherwise stated and a reference to payment means payment in Australian dollars; and

(k)	if the day on or by which something must be done is not a Business Day, that thing must be done on the next Business Day.

2	AGREEMENT TO SELL AND PURCHASE

2.1	Sale and purchase of Share

The Vendor agrees to sell and the Purchaser agrees to purchase the Shares (together with the benefits, rights and entitlements attaching to the Shares including but not limited to such assets, equipment, plant, chattels and stock in trade) free from any Encumbrances on the terms and conditions of this Agreement.

2.2	Title and risk

The title to and risk in the Shares remains solely with the Vendors until Completion and passes to the Purchaser on and from Completion.

3	DEPOSIT

3.1	Deposit to be held by Deposit Holder

(a)	The Parties acknowledge that the Purchaser has paid the Deposit to the Deposit Holder.

(b)	The Deposit Holder must hold any part of the Deposit in its trust account until the signing of this Agreement, on which date the Deposit Holder will release the Deposit to the Vendor.

3.2	Payment of the Deposit Authorisation

The Purchaser hereby authorizes the Deposit Holder to release the Deposit to the Vendor in full upon the Purchaser providing a signed copy of this Agreement to the Vendor or the Vendor’s legal practitioner.

3.3	Payment of Deposit if Completion does not occur

If Completion does not occur and this Agreement is terminated:

(a)	The Deposit will be refunded to the Purchaser, if Completion does not occur because of a Default of the Vendor and the Purchaser lawfully terminates this Agreement; OR

(b)	The Vendor, if Completion does not occur because of a Default of the Purchaser and the Vendor lawfully terminates this Agreement.

4	COMPLETION

4.1	Time and place of Completion

Completion will take place at a time as nominated by the Vendor between 11am and 4pm on the Completion Date or any other time or place agreed in writing by the Vendor and the Purchaser.

4.2	Obligations of the Vendor at Completion

At Completion, the Vendor must:

(a)	Not withdraw any cash of Company if such monies are deposited by the Purchaser;

(b)	deliver to the Purchaser:

(i)	a signed instrument of transfer of the Shares in favour of the Purchaser that are in a form acceptable to the Holding Company, subject to payment of stamp duty;

(iii)	all and such original documents, information and / or materials (whether original copies or electronic copies) in so far related to the financial statements, records and accounts of the Holding Company and the Company since both entities were established;

(iv)	all and such information and documents such as know-how, trade secret and manuals of the Business as the Purchaser may reasonably require;

(v)	current ASIC corporate keys of the Holding Company and the Company;

(vi)	key cards and cheque books of Company including pin and passwords;

(vii)	any other document that the Purchaser reasonably requires to obtain good title to the Shares and to enable the Purchaser to have the Shares noted in the Holding Company’s records as being held in the Purchaser’s name;

(viii)	evidence reasonably satisfactory to the Purchaser of releases of any Encumbrances over the Shares;

(ix)	a written resignation letter from each officerholder of both the Holding Company and the Company;

(x)	completed and signed general authorities for the alteration of the signatories of each bank account of the Holding Company and the Company, to remove the Existing Director and Secretary as a signatory;

(xi)	the certificate of incorporation;

(xii)	minutes books of directors’ and shareholders’ meetings;

(xiii)	a copy of the Holding Company’s constitutions;

(xiv)	registers of members, directors, charges, and any other statutory registers, fully entered up to the date of completion;

(xv)	cheque books, deposit books, bank statements and other banking books and records;

(xvi)	control over the financial, accounting and business records, including copy taxation returns, assessments, and all other documents and records held by the Holding Company relating to its business, assets, liabilities and affairs;

(xvii)	title deeds and records of ownership relating to the Holding Company’s assets, including all leases, licences, authorities and permits in respect of the business;

(xviii)	insurance policies held by the Holding Company and the Company;

(xix)	and all books, records, taxation returns, relating to the Company’s superannuation fund; and

(xx)	any passwords and access information; all passwords, access codes, security pin or the alike of any websites, email accounts, social media, software licences, CCTVs, tills- cash registers.

(b)	ensure that the Holding Company and the Holding Company’s officeholders and shareholders hold duly convened meetings and resolutions are passed at those meetings that:

(i)	approve the Holding Company recording the transfer of the Shares to the Purchaser, subject to payment of stamp duty, if applicable;

(ii)	approve the issue of a new share certificate for the Shares in the name of the Purchaser, if applicable;

(iii)	approve the cancellation of the existing share certificates in relation to the Shares, if applicable;

(iv)	appoint as directors, secretaries and public officers of the Company the New Director as Director or Director/ Secretary of the Company with effect from Completion; and

(v)	revoke all existing authorities for the Existing Director and Secretary to operate the Company’s bank accounts and appoint the New Director as the signatory of the Company’s bank accounts.

(c)	do all other acts and execute all documents that are necessary to:

(i)	transfer the Shares to the Purchaser;

(ii)	assist the Purchaser to acquire ownership and access to the bank accounts of the Holding Company and the Company;

(iii)	further remove those parties specified by the Purchaser from access to the bank accounts of the Company; and

(iv)	remove those parties specified by the Purchaser as signatory to the bank accounts of the Company.

(v)	complete any other transaction contemplated by this Agreement; and

(vi)	to place the Purchaser and New Director in effective possession and control of the Company and the Business and its Assets.

4.3	Obligations of the Purchaser at Completion

The Purchaser must:

(a)	pay the balance of the Purchase Price to the Vendor (or as directed by the Vendor) as per clause 5 of this Agreement:

(b)	at Completion, and subject to any other clause of this Agreement, do all other acts and execute all documents that are necessary to:

(i)	transfer the Shares to the Purchaser;

(ii)	remove the Vendor as a guarantor under any Premises Leases;

(iii)	complete any other transaction contemplated by this Agreement; and

(iv)	other than as recorded as a post-Completion arrangement, place the Purchaser and New Director in effective possession and control of the Holding Company and the Business and the Holding Company’s Assets.

4.4	Simultaneous actions at Completion

At Completion:

(a)	the obligations of the parties under this Agreement are interdependent; and

(b)	all actions that must be performed are taken to have occurred simultaneously on the Completion Date but no delivery or payment is taken to have been made until all deliveries and payments have been made.

4.5	Vendor’s obligations until recording of Shares

After Completion and until the Shares are recorded in the name of the Purchaser, the Vendor must take all action in its capacity as the registered holder of the Shares as the Purchaser may lawfully require from time to time.

4.6	Purchaser’s obligation to record

The Purchaser and New Director must ensure that the transfer of the Shares is recorded in the Company’s records and notified to any relevant government department (for example the Australian Securities and Investments Commission) and as soon as practicable after Completion.

4.7	Obligations after Completion

If title to the Shares is not effectively vested in the Purchaser at Completion:

(a)	the Vendor will hold the Shares for the Purchaser until title is effectively vested in the Purchaser; and

(b)	all income, profits, rights or benefits arising in respect of the Share, the Company, or the Business on and from Completion will be held for the Purchaser.

4.8	Records

The Vendor may retain copies of any of the Records necessary for it to comply with any applicable law (including Tax law) and to prepare Tax or other returns required of it by law.

5	PAYMENT OF THE PURCHASE PRICE

5.1	The Purchase Price is the consideration for the Shares and must be paid by the Purchaser to the Vendor according to this Agreement.

5.2	Subject to satisfaction of the Condition Precedents, and provided no GST is payable in relation to this transaction, the Purchaser pay the Purchase Price as follow:

(a)	The Deposit (being $17,621.50), which has already been paid to the Deposit Holder;
(b)	$282,378.50 payable on the 31st March, 2019 if the Company successfully negotiates a settlement amount or progress payment plan with the Australian Tax Office before that date, OR on the 30th, June, 2019 if such negotiations have not been concluded or cannot be achieved.

If the Purchaser has not used all reasonable endeavours to negotiate a settlement amount or progress payment plan with the Australian Taxation Office as soon as reasonably practicable after Completion then all outstanding amounts of the Purchase Price must be paid on 31 March 2019.

5.3	All amounts owing by the Purchaser in connection with this Agreement (including, but not limited to, the Purchase Price and any amounts in connection with the security for the Premises) must be paid directly to the following account:

Account name: SFO Administration Pty Ltd

BSB: 013-606

A/C No: 292936408

5.4	The Purchaser must not make any set off, deduction or withholding from payment of any part of the Purchase Price or any other amount owing under this agreement.

5.5	In addition to the Purchase Price, on or before 31 March 2019 the Purchaser must pay into the same bank account referred to in clause 5.3 the amount of $52,433 being the amount of the security in place for the lease of the Premises.

6	VENDOR’S WARRANTY

6.1	Vendors’ warranties

The Vendor’s warranties are contained in Schedule 2.

6.2	Warranties and indemnities

(a)	It is a condition of this Agreement that each warranty is true and correct in every respect and shall be construed separately.

(b)	The Vendor acknowledges that:

(i)	The warranties have been given with the intention and for the purpose of inducing the Vendor to enter into this Agreement; and

(ii)	The Purchaser has entered into this Agreement and agreed to the Purchase Price payable for the shares on the basis of and in full reliance upon the warranties.

6.3	Damages and Actions

If the Vendor is in breach of clause 6 of this Agreement, the Purchaser may seek any damages from the Vendor for any loss or foreseeable loss arising from the Vendors’ actions.

6.4	Vendor Warranties

Except as set out in this Agreement, the Vendor and Existing Director and Secretary warrants and represents to the Purchaser and New Director to the best of the Vendor’s and Existing Director’s and Secretary’s knowledge that each Vendor Warranty is correct in all material respects.

6.5	Interpretation of Vendor Warranties

Each Vendor Warranty is to be construed separately and the meaning of each Vendor Warranty is in no way limited by reference to any other covenant, warranty or representation in this Agreement.

6.6	Procedure for Claims of breaches of Vendor Warranty

If the Purchaser or New Director becomes aware of a Claim or potential Claim for breach of any Vendor Warranty, the Purchaser and New Director must use its best endeavours to mitigate any Liability that may give rise to a Claim against the Vendor or Existing Director and Secretary for breach of a Vendor Warranty.

6.7	Vendor’s indemnity

Subject to Completion occurring, each of the Vendors must severally indemnify the Purchaser in proportion to each Vendor’s percentage ownership of the Shares in connection with any Loss suffered or incurred by the Purchaser as a direct result of any breach of any of the Vendor Warranties.

6.8	Disclosures

No Vendors Warranty is breached by reason of, and the Vendors are not liable to the Purchaser or any other person for breach of any Vendor Warranty in respect of, any fact, matter or circumstance:

(a)	fully and fairly disclosed in the due diligence materials provided to the Purchaser prior to the signing of this Agreement;

(b)	disclosed in any publicly available information; or

(c)	of which the Purchaser was actually aware before the date of this agreement, including as a result of the Purchaser’s investigations of the Holding Company and the Company.

6.9	No claims for consequential loss

To the full extent permitted by law, the Vendors are not liable (whether in negligence or otherwise) to the Purchaser for any Loss or Claim to the extent that the Loss cannot reasonably be considered to arise naturally from the breach or event, fact, matter or circumstance giving rise to the Claim.

6.10	Cap and limitation

(a)	The maximum aggregate liability of the Vendors for all Claims made or brought by the Purchaser under or in connection with this document, or the transactions contemplated by it, is limited to an amount equal to the Purchase Price actually paid by the Purchaser.

(b)	The Purchaser must not make any Claim under or in connection with this document or the transactions contemplated by it, and the liability of the Vendors for such a Claim is absolutely barred, unless the Purchaser gives to the Vendors notice of the Claim setting out the fact, matter or circumstance which gives rise to the Claim, the nature of the Claim, the amount claimed and how the amount is calculated:

a.	as soon as reasonably practicable after the Buyer has become aware of the facts giving rise to the Claim; and

b.	in any event, on or before the date:

i.	6 years after Completion in respect of a tax Claim; or

ii.	12 months after Completion in respect of all other Claims.

7	PURCHASER WARRANTIES

7.1	Purchaser Warranties

The Purchaser and the New Director represents and warrants to the Vendor and Existing Director and Secretary that each Purchaser Warranty, including those contained in Schedule 3 is true, accurate and not misleading or deceptive or likely to mislead or deceive in any respect on the date of this Agreement and at Completion.

7.2	Application of Purchaser Warranties

The Purchaser and the New Director acknowledges and agrees that each Purchaser Warranty is given as at the date of this Agreement and as at Completion, except where a Purchaser Warranty is expressed to be given as at a specific date and then that Purchaser Warranty is given as at that date only.

7.3	Interpretation of Purchaser Warranties

Each Purchaser Warranty is to be construed separately and the meaning of each Purchaser Warranty given by the Purchaser and the New Director is in no way limited by reference to any other covenant, warranty or representation in this Agreement.

7.4	Purchaser’s indemnity

The Purchaser and the New Director indemnifies the Vendor and Existing Director and Secretary in relation to any Claim against the Vendor or Existing Director and for any Liability suffered by the Vendor or Existing Director arising from or in connection with any breach of a Purchaser Warranty arising from Completion Date.

7.5	Continuing obligation

The indemnity in clause 7.4 is a continuing obligation.

8	CONFIDENTIALITY

8.1	Obligation of confidence

The Receiving Party must:

(a)	maintain the confidential nature of the Confidential Information;

(b)	only disclose Confidential Information;

(i)	to an Authorised Person where the Authorised Person has a need to know and after the Receiving Party has made the Authorised Person fully aware of the confidential nature of the Confidential Information;

(ii)	with the prior written consent of the Disclosing Party; or

(iii)	as required by law provided that the Receiving Party must give the Disclosing Party reasonable prior notice of the proposed disclosure;

(c)	not use the Confidential Information for the Receiving Party’s own or another’s advantage, or to the competitive disadvantage of the Disclosing Party; and

(d)	not copy or duplicate or allow the copying or duplication of any Confidential Information.

8.2	Security and control

The Receiving Party must:

(a)	take all reasonable proper and effective precautions to maintain the confidential nature of the Confidential Information; and

(b)	immediately notify the Disclosing Party of any potential, suspected or actual unauthorised access, disclosure, copying or use or breach of this clause 8.

8.3	Return and destruction

If requested to do so by the Disclosing Party, the Receiving Party must immediately cease all use of the Confidential Information and must, at its own expense:

(a)	return to the Disclosing Party or destroy, as the Disclosing Party directs, all documents or materials of any kind containing Confidential Information, whether prepared by the Receiving Party or for the Receiving Party as is in the possession, power or control of the Receiving Party or the Receiving Party’s Authorised Persons; and

(b)	provide to the Disclosing Party a statutory declaration duly executed by the Receiving Party confirming that the Receiving Party has complied with all of its obligations under this clause 8.

8.4	No release

The return or destruction of documents or materials containing Confidential Information under clause 8.3 does not release the Receiving Party from its obligations of confidence under this clause 8.

8.5	Use and disclosure of Business related Confidential Information

On and from Completion, all Confidential Information relating to the Business will be deemed to be the Confidential Information of the Purchaser and Continuing Director for the purposes of this Agreement. The provisions of this Agreement will then apply to that Confidential Information as though the Confidential Information were disclosed by the Purchaser and Continuing Director to the Vendor and Existing Director.

9	PUBLICITY AND PUBLIC ANNOUNCEMENTS

A party must not make or authorise the making of any press release or other public announcement relating to the negotiations of the parties, the subject matter of this Agreement or any of the transactions contemplated by this Agreement unless:

(a)	it has the prior written approval of the other party; or

(b)	the release or announcement is required to be made by law or the rules of a securities exchange, in which case, the party making the release or announcement must give the other party a reasonable opportunity to comment on the contents of the release or announcement before its release.

Following Completion, the Vendor and the Purchaser, if requested by the other, work in good faith to prepare a joint statement that may be issued to any third party by the other, regarding the change in control of the Company.

10	GST

10.1	Interpretation

Words and expressions used in this Agreement which are defined in the GST Act have the same meanings given to them in the GST Act.

10.2	Consideration does not include GST

The consideration for any supply made under or in connection with this Agreement does not include an amount for GST, unless it is expressly stated in this Agreement to be inclusive of GST.

10.3	Recovery of GST

If GST is or becomes payable on any supply made under or in connection with this Agreement the party required to provide the consideration for the supply (which in this transaction would be the Purchaser) must pay, in addition to and at the same time as the consideration is provided, an amount equal to the amount of GST on the supply.

10.4	Adjustment of amount recovered for GST

If the amount for GST recovered by a party under clause 10.3 differs from the amount of GST payable by the party or its representative member on the supply, the amount of the difference must be paid to or refunded by the party (as the case requires).

10.5	Reimbursement or indemnity payments

If a party is required under this Agreement to reimburse or indemnify another party for any amount incurred by the other party, the amount to be reimbursed or paid by the party will be the amount incurred reduced by an amount equal to any input tax credit that the other party or its representative member is entitled to claim for the amount incurred and increased by the amount of any GST payable in respect of the reimbursement or payment.

10.6	Tax invoice

The party making a taxable supply under or in connection with this Agreement will issue a tax invoice for the supply when the amount of GST on the supply is received.

10.7	No merger

The rights and obligations of the parties under this clause 10 do not merge on completion or termination of this Agreement.

11	METHOD OF PAYMENT

Any payment to be made under this Agreement must be made by electronic bank transfer or way of a bank cheque, as directed by the Vendor in clause 5.3.

12	DEFAULT

12.1	Default

In the event of default by a party to this Agreement, the non-defaulting party may seek, in addition to any other legal remedy available:

(i)	damages; or

(ii)	specific performance; or

(iii)	damages and specific performance.

13	COSTS AND DUTY

13.1	Costs

Except as otherwise stated in this Agreement, each party must pay its own costs of negotiating, preparing and executing this Agreement and performing its obligations under this Agreement.

13.2	Purchaser to pay duty

The Purchaser must pay all stamp duty, duties and other taxes of a similar kind (including penalties, interest and fines) that are payable on, or relating to, the execution of this Agreement and on, or relating to, any instrument signed under this Agreement or any transaction contemplated by this Agreement.

14	REMEDIES AND DEFAULT

14.1	Each party to this Agreement acknowledges and agrees that if any of them breach the warranties, representations, indemnities, covenants, agreements, undertakings and obligations, for the purposes of this clause referred to as the agreed terms, on each of their parts contained in this Agreement, damages may not be an adequate remedy and the agreed terms will be enforceable by injunction, order for specific performance or such other equitable relief as a court of competent jurisdiction may see fit.

14.2	If the Purchaser fails to pay the Purchase Price or otherwise fails to comply with any of the terms of this Agreement then the Vendor, in addition to any other rights which may be conferred upon the Vendor at law and/or at equity, may:

(a)	Affirm this Agreement and sue the Purchaser for damages for breach; or
(b)	Affirm this Agreement and sue the Purchaser for specific performance and damages in addition to or in lieu thereof; or
(c)	Terminate this Agreement and elect to:

(i)	claim its rights to the Deposit and the Purchaser hereby authorizes the Deposit Holder to release the Deposit to the Vendor upon request from the Vendor;
(ii)	sue the Purchaser for damages for breach;
(iii)	claim any costs and outlays associated with the breach as a liquidated damages; and
(iv)	do all or any of the foregoing.

14.3	If the Vendor is in breach of an essential term of this Agreement, then the Purchaser, in addition to any other rights which may be conferred upon the Purchaser at law and/or at equity, may:

(a)	Terminate this Agreement by written notice to Vendor;

(b)	Direct the Deposit Holder to refund the Deposit in full to the Purchaser; and

(c)	Claim and recover any costs and outlays associated with the essential breach from the Vendor as liquidated damages.

15	NOTICES

15.1	General

Unless this Agreement expressly states otherwise, any Notice, consent, approval, waiver or other communication (notice) in connection with this Agreement must be in writing and signed by the sender or a person authorised by the sender. A Notice may be given by hand delivery, prepaid post, facsimile transmission or by electronic communication to the recipient’s current address for service for Notices as set out in this Agreement or as amended by Notice from time to time, or to that party’s solicitor.

15.2	When effective

A Notice given under clause 15.1 will be deemed to be received:

(a)	if hand delivered, at the time of delivery;

(b)	if sent by regular prepaid post, five Business Days after the date of posting if posted to or from a place within Australia;

(c)	if sent by express post, the next Business Day after the date of posting if posted to or from a place within Australia;

(d)	eight Business Days after the date of posting if posted to or from a place outside Australia;

(e)	if sent by facsimile transmission, when the sender’s fax machine produces a report confirming the successful transmission of the entire Notice including the relevant number of pages and the correct destination fax machine number or name of recipient; or

(f)	if sent as an electronic communication, when the electronic communication is recorded as being sent by the device from which the sender sent that electronic communication, unless the sender knows or could reasonably be expected to know that an electronic communication system has failed and as a result, the electronic communication was not received, unless a Notice is received after 5.00 pm on a Business Day in the place of receipt or at any time on a non-Business Day, in which case, that Notice is deemed to have been received at 9.00 am on the next Business Day.

15.3	Addresses for Notices

Any Notice given in connection with this Agreement must be given to the address set out at the commencement of this Agreement or to any other address as that party may notify to the other party.

16	ASSIGNMENT

A party must not assign or otherwise deal with any of its rights, interests or obligations under this Agreement without the prior written consent of the other party, which must not be unreasonably withheld.

17	AMENDMENT

This Agreement may only be amended or varied by a document in writing signed by each party.

18	WAIVER

18.1	No waiver

No failure to exercise or delay in exercising any right given by or under this Agreement to a party constitutes a waiver and the party may still exercise that right in the future. No single or partial exercise of any right precludes any other or further exercise of that or any other right.

18.2	Waiver must be in writing

Any waiver of any provision of this Agreement or a right created under it must be in writing signed by the party giving the waiver and is only effective to the extent set out in that written waiver.

19	COUNTERPARTS AND ELECTRONIC EXECUTION CLAUSE

This Agreement may be signed in any number of counterparts. Counterparts may be exchanged by electronic transmission (including by e-mail) and all of those counterparts taken together constitute one and the same instrument. Any party may enter into this Agreement by signing any counterpart. This Agreement is binding on the parties immediately upon the exchange of executed counterparts. A copy of an original executed counterpart sent by facsimile or by e-mail transmission:

(a)	must be treated as an original counterpart;

(b)	is sufficient evidence of the execution of the original; and

(c)	may be produced in evidence of all purposes in place of the original.

20	SEVERABILITY

If any provision of this Agreement is void, voidable by a party, unenforceable, invalid or illegal and would not be so if a word or words were omitted, then that word or those words are to be severed and if this cannot be done, the entire provision is to be severed from this Agreement without affecting the validity or enforceability of the remaining provisions of this Agreement.

21	NO MERGER

On Completion or termination of the transactions contemplated by this Agreement, the rights, interests and obligations of the parties set out in this Agreement will not merge and any provision that has not been fulfilled remains in force.

22	FURTHER STEPS

Each party agrees to promptly do all things reasonably necessary to give full effect to this Agreement and the transactions contemplated by it, including obtaining consents and signing documents.

23	TIME OF THE ESSENCE

Time is of the essence in this Agreement.

24	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties about its subject matter and supersedes all previous communications, representations, understandings or agreements between the parties on the subject matter.

25	GOVERNING LAW AND JURISDICTION

25.1	Governing law

This Agreement is governed by the laws in force in Victoria, Australia.

25.2	Jurisdiction

The parties submit to the exclusive jurisdiction of any courts of competent jurisdiction in the state of Victoria and any courts that may hear appeals from those courts about any proceedings in connection with this Agreement.

26	RESTRAINT

26.1	In consideration of the Purchaser and the New Director entering into this Agreement with substantial consideration and in order to reasonably protect the goodwill of the Business from Completion, both the Vendor and the Existing Director and Secretary agree in favour of the Purchaser, the New Director and Company that:

(a)	without prior written consent of the Purchaser and the New Director, neither the Existing Director and Secretary nor the Vendor will, for the period from the date of Completion, either directly or indirectly:-

-	induce or solicit any person that has been an employee or agent of the Business at any time from Agreement date until 2 years after Completion to leave the employment or agency of the Company;

-	approach or accept an approach from any person that has been a client or customer of the Business of the Company at any time until 2 years after Completion with a view to soliciting or obtaining the business of that customer or client for the Vendor, Existing Director and Secretary or any other person if such business would be in any way similar to the business carried on by the Company;

-	carry on or be financially or otherwise interested in, whether solely or jointly with or as partner, associate, agent, shareholder, unit holder or corporation, or be or become engaged in or concerned with in any capacity whatever, any business which does or attempts to do any of the above actions;

-	Conduct business of a similar type either in a physical premises or online for a period of 3 years after Completion;

-	Working as a subcontractor or consultant to any business (‘Competing business’) that is in competition with the Company for a period of 24 months after Completion.

26.2	The parties agree that each separate covenant and restraint in this clause is reasonable and that valuable consideration has been received both directly and indirectly by the parties to be restrained by these covenants and that each party affected by this clause has been responsible for and approves its drafting.

26.3	The parties agree that the words ‘directly or indirectly’ shall be given the widest possible interpretation and shall include (without derogation from their generality) management without salary, advising or influencing a competitive business on a continuing basis whether from direct remuneration or benefit or otherwise, or establishing or being interested in or influencing a competitive business through any association or arrangement with any person, relative, nominee or trust in or over which any interest or influence (absolute or partial) is held.

26.4	The parties agree that the restraint contained in this clause 26 does not apply to the Vendor and the Existing Director and Secretary in relation to any work as a compliance consultant.

27	Intellectual Property

27.1	As soon as practicable following Completion, the Purchaser and New Director must do all things and sign all forms necessary to transfer all Intellectual Property and the Company’s interest in the following to the Purchaser:

●	PO Box;
●	Phone line;
●	Mobile Number;
●	Social Media accounts;
●	Domain Name:
●	Email Accounts.

27.2	If the Existing Director and Secretary receives any mail/communication to the PO Box then the Existing Director and Secretary agrees to promptly forward the same onto the Company and the New Director.

28	DISTRIBUTION TO THE VENDOR

The Vendor agrees that the transfer of the Shares includes a transfer of any unpaid dividend or entitlements in relation to the Shares.

29	PARTY AS TRUSTEE

29.1	This clause applies if any party (in this clause each of whom is referred to as the “Trustee”):

(a)	has entered or in the future enters into this Agreement in the capacity of trustee; or

(b)	owes all or any part of the Purchase Price or any other monies in the capacity of trustee,

of any trust or for any person (all or any of which trusts are referred to in this clause as the “Trust”), and whether or not the other parties have notice of the Trust.

29.2	The Trustee agrees that even though the Trustee enters into this Agreement as trustee of the Trust, the Trustee also shall be liable personally for the performance and observance of every covenant and obligation to be observed and performed by them expressed or implied in this Agreement.

29.3	The Trustee warrants its complete, valid and unfettered power to enter into this Agreement pursuant to the provisions of the Trust including power to enter into the covenants and obligations to be observed and performed by the Trustee expressed or implied in this Agreement and warrants that its entry into this Agreement is in the due administration of the Trust.

SCHEDULE 1 – COMPANY DETAILS

1	Holding Company

Name and ACN:	WORKSTAR TECHNOLOGIES PTY LTD ACN 619 588 840
Place and date of incorporation:	Victoria, 7 June 2017
Registered office:	Level 5, 570 St Kilda Road, Melbourne, Victoria, Australia, 3004
Issued share capital:	114 Ordinary Shares: 57 owned by SFO Enterprises Pty Ltd ATF SFO Enterprises Trust AND 57 owned by First Names (Singapore) Pte Ltd 6 “B” Class Shares: All owned by Shaffier Pty Ltd

2.	Company

Name and ACN:	Workstar Tech (Aust) Pty Ltd ACN 619 867 613
Place and date of incorporation:	Victoria,
Registered office:	Level 5, 570 St Kilda Road, Melbourne, Victoria, Australia, 3004
Issued share capital:	20 Ordinary Shares: All owned by Workstar Technologies Pty Ltd

SCHEDULE 2 - VENDOR WARRANTIES

A.	Vendor’s capacity and title to Share

(a)	The Vendors have full title, capacity and authority to enter into this Agreement and to sell the Shares included in the sale.
(b)	Each Vendor:

(i)	has not committed any act of bankruptcy;
(ii)	has not been served with a bankruptcy notice or bankruptcy petition;
(iii)	is not bankrupt;
(iv)	has not entered into any arrangement or composition with creditors.

(c)	The Vendors are the beneficial owner of the Shares included in the sale and have, and will at the time of completion have, absolute title to those Share.
(d)	The Shares included in the sale are not, and will not be on completion, subject to any mortgage, charge, encumbrance, or other liability which would attach to the Shares or bind the Purchaser.
(e)	The Vendors are not involved in, or aware of, any current or threatened civil or criminal proceedings, arbitration or dispute, relating to the Shares included in the sale.
(f)	The Vendors are not aware of any unsatisfied judgments, orders or writs of execution against a Vendor or affecting the Shares included in the state.

B.	Company’s corporate status

(a)	The Holding Company is incorporated in Victoria, Australia under the Corporations Law and carries on business in Australia.
(b)	The Holding Company and the Company have not received:

(i)	any notice, summons or order for winding up;
(ii)	any notice or order for the appointment of a receiver or other controller or administrator.

(c)	The Holding Company and the Company are not aware of any unsatisfied judgments, orders or writs of execution against the Holding Company or the Company or affecting their respective business, assets or affairs.
(d)	The Company:

(i)	has no subsidiaries;
(ii)	is not the member of any partnership or joint venture;
(iii)	is not a trustee.

(e)	Apart from the Shares held by the Vendors:

(i)	no Shares or other interests in the share capital of the Company have been issued or allotted, or agreed to be issued or allotted; and
(ii)	there is no currently effective resolution, agreement or proposal to allot any additional Share, options or other pre-emptive rights to Shares or other interests in the share capital of the Holding Company (or the Company).

(f)	All Company registers contain accurate records.
(g)	The Holding Company and the Company have lodged with the Australian Securities Commission all returns, particulars, resolutions and documents which are relevant to and indicate the position relating to the Company at the date of this Agreement and the information contained in those returns and documents is accurate and complete.

C.	Real property

The Company does not own any real property.

D.	Intellectual property

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E.	Insurances

(a)	The Company holds insurance policies particulars of which have been provided to the Purchaser on or before the Completion Date (called “insurance policies”).
(b)	The Vendor is unaware of any of the insurance policies being subject to unusual terms or restrictions or that the premium is at a rate exceeding normal rates charged by the particular insurer for those types of policies and risks.
(c)	The Vendor is unaware of there being any claim outstanding under any of the insurance policies at the date of this Agreement or of any circumstances which are likely to give rise to any claim.
(d)	No act, omission or circumstance has occurred which would render any of the insurance policies void or voidable, or entitle the insurer to cancel a policy or to refuse a claim.

SCHEDULE 3 - PURCHASER WARRANTIES

1	Purchaser’s standing and authority

1.1	Purchaser

The Purchaser and the New Director have full legal capacity and power to enter into this Agreement and to carry out the transactions that this Agreement contemplates.

1.2	No conflict

The execution, delivery and performance of this Agreement and all other documents contemplated by this Agreement by the Purchaser and the New Director:

(a)	constitute legal, valid and binding obligations of the Purchaser and the New Director enforceable in accordance with the relevant document’s terms and conditions; and

(b)	do not result in a breach of, or a default under, the Purchaser’s constitution, trust deed or other constituent documents of the Purchaser or the New Director.

1.3	No Insolvency Event

The Purchaser and the New Director is not subject to a current or threatened Insolvency Event and there are no facts, matters or circumstances that are reasonably likely to give rise to the occurrence of any Insolvency Event in relation to the Purchaser or the New Director.

EXECUTION

EXECUTED by SFO ENTERPRISES PTY LTD ATF SFO ENTERPRISES TRUST ACN 603 266 333 by its duly authorised representative:

Signature of Authorised Representative

Name of Authorised Representative

Signature of Witness

Name of Witness

EXECUTED by FIRST NAMES (SINGAPORE) PTE LTD
ORG NO.: 614 781 154 by its duly authorised representative:

Signature of Authorised Representative

Name of Authorised Representative

Signature of Witness

Name of Witness

EXECUTED by SHAFFIER PTY LTD
ACN 607 485 692 by its duly authorised representative:

Signature of Authorised Representative

Name of Authorised Representative

Signature of Witness

Name of Witness

EXECUTED by ANVIA (AUSTRALIA) PTY LTD ACN 605 782 849
in accordance with s127 of the Corporations Act 2001 (Cth)
by being signed by the following officers:

/s/ JAMES KENNETT
Signature of Director

JAMES KENNETT

/s/ JAMES TWENTYMAN
Signature of Witness

JAMES TWENTYMAN
Name of Witness (please print)